Exhibit 3.1

Composite Certificate of Incorporation of

Stratus Properties Inc.

FIRST: The name of the Corporation is Stratus Properties Inc.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 200,000,000 shares, of which 50,000,000 shares shall be Preferred Stock with a par value of $.01 per share and 150,000,000 shares shall be Common Stock with a par value of $.01 per share.

(b)      The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. If so provided in such resolution or resolutions and as and to the extent permitted by law, the shares of any series of the Preferred Stock may be made subject to redemption, or convertible into or exchangeable for shares of any other class or series, by the Corporation at its option or at the option of the holders or upon the happening of a specified event.

Subject to such special voting rights as holders of any shares of the Preferred Stock may be entitled to exercise, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of such Common Stock standing in the name of such holder on the books of the Corporation.

(c)      No holder of shares of any class shall be entitled, as such, as matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, or of securities convertible into, or accompanied by rights to subscribe to, stock of any class or series whatsoever, whether now or hereafter authorized, or whether issued for cash or otherwise.

(d)      At 5:00 p.m. (Eastern Time) on the effective date of the amendment amending and restating this Article FOURTH (the “Effective Date”), each share of Common Stock held of record as of 5:00 p.m. (Eastern Time) on the Effective Date or held in the Corporation’s treasury as of such time shall be automatically reclassified and converted, without further action on the part of the holder thereof, into one-fiftieth (1/50) of one share of Common Stock (the “Reverse Stock Split”). No fractional share of Common Stock shall be issued to any Fractional Holder (as defined below) as a result of the Reverse Stock Split. From and after 5:00 p.m. (Eastern Time) on the Effective Date, each Fractional Holder shall have no further interest as a stockholder in respect of any fractional share resulting from the Reverse Stock Split and, in lieu of receiving such fractional share, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq. As used herein, the term “Fractional Holder” shall mean a holder of record of fewer than 50 shares of Common Stock as of 5:00 p.m. (Eastern Time) on the Effective Date who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of the Reverse Stock Split.

At 5:01 p.m. (Eastern Time) on the Effective Date, each share of Common Stock, and any fraction thereof (excluding any interest in the Corporation held by a Fractional Holder converted into cash) held by a holder of record of one or more shares of Common Stock as of 5:01 p.m. (Eastern Time) on the Effective Date, or held in the

Corporation’s treasury as of such time, shall be automatically reclassified and converted, without further action on the part of the holder thereof, into shares of Common Stock on the basis of 25 shares of Common Stock for each share of Common Stock then held (the “Forward Stock Split”). Each stockholder who holds an odd number of shares of Common Stock in a record account immediately prior to the Effective Date, in lieu of the fractional share in the account resulting from the Forward Stock Split, shall be entitled to receive, upon surrender of the certificate or certificates representing such fractional share, the cash value of such fractional share based on the average daily closing price per share of the Common Stock on Nasdaq for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of Common Stock have been traded on any such trading day, the closing price per share of the Common Stock for such trading day shall be the average of the highest bid and lowest asked prices for the Common Stock for such trading day as reported by Nasdaq.

FIFTH: (a) Subject to such rights to elect additional directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors but shall not be less than three. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, as determined by the Board of Directors, directors designated as Class I directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1993, directors designated as Class II directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1994, and directors designated as Class III directors to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1995, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

(b)      Subject to such rights to elect directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other reason shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)      Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of 85 per cent or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal this Article FIFTH.

The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Class I	16th Floor
Michael D. Madden	American Express Tower New York, New York 10285

Class II	16475 Dallas Parkway
Robert S. Folsom	Suite 800 Dallas, Texas 75248

Class III	Freeport-McMoRan Inc.
Richard C. Adkerson	1615 Poydras Street New Orleans, Louisiana 70112

SIXTH: In furtherance and not in limitation of the powers conferred by law, (a) the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation in any manner not inconsistent with Delaware Law or this Certificate of Incorporation, subject to the power of the stockholders to adopt, amend or repeal the By-Laws or to limit or restrict the power of the Board of Directors to adopt, amend or repeal the By-Laws, and (b) the Corporation may in its By-Laws confer powers and authorities upon its Board of Directors in addition to those conferred upon it by statute.

SEVENTH: (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

(b)      Subject to such rights to call special meetings of stockholders under special circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of Article FOURTH, special meetings of the stockholders may be called only by the Chairman of the Board or the President of the Corporation, or at the request in writing or by vote of a majority of the Board of Directors, and not by any other persons. Any request for a special meeting made by the Board of Directors shall state the purpose or purposes of the proposed meeting.

(c)      Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of 85 per cent or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter, change or repeal this Article SEVENTH.

EIGHTH: (a) A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

(b)      The Corporation shall indemnify any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law. The determination as to whether such person has met the standard required for indemnification shall be made in accordance with applicable law.

Expenses incurred by such a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

The foregoing indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any applicable law, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(c)      The provisions of this Article EIGHTH shall be deemed to be a contract between the Corporation and each person who serves as such director, officer, employee or agent of the Corporation in any such capacity at any time while this Article EIGHTH is in effect. No repeal or modification of the foregoing provisions of this Article EIGHTH nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

NINTH: The affirmative vote of the holders of not less than 85 per cent of the outstanding shares of Common Stock of the Corporation shall be required for the approval or authorization of any Business Combination; provided, however, that the 85 per cent voting requirement shall not be applicable if:

(1)      the Board of Directors of the Corporation by affirmative vote which shall include not less than a majority of the entire number of Continuing Directors (a) has approved in advance the acquisition of those outstanding shares of Common Stock of the Corporation which caused the Interested Party to become an Interested Party or (b) has approved the Business Combination;

(2)      the Business Combination is solely between the Corporation and one or more other corporations all of the common stock of each of which other corporations is owned directly or indirectly by the Corporation or between two or more of such other corporations; or

(3)      the Business Combination is a merger or consolidation and the cash and/or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the Corporation in the Business Combination is at least equal to the highest price per share (after giving effect to appropriate adjustments for any recapitalizations and for any stock splits, stock dividends and like distributions) paid by the Interested Party in acquiring any shares of the Corporation’s Common Stock on the date when last acquired or during a period of two years prior thereto.

For purposes of this Article NINTH:

(i)      The terms “affiliate” and “associate” shall have the respective meanings assigned to those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as such Rule was in effect at April 1, 1992.

(ii)      A person shall be deemed to be a “beneficial owner” of any Common Stock:

(a)      which such person or any of its affiliates or associates beneficially owns, directly or indirectly; or

(b)      which such person or any of its affiliates or associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or has the right to vote pursuant to any agreement, arrangement or understanding; or

(c)      which are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding for any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

(iii)      The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Party, (b) any merger or consolidation of an Interested Party with or into the Corporation or a subsidiary of the Corporation, (c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation, in which an Interested Party is involved, (d) the adoption of any plan or proposal for the liquidation of dissolution of the Corporation proposed by or on behalf of any Interested Party, (e) the issuance or transfer (in one transaction or a series of transactions) by the Corporation or a subsidiary of the Corporation to an Interested Party of any securities of the Corporation or such subsidiary, which securities have a fair market value of $1,000,000 or more, or (f) any recapitalization, reclassification, merger or consolidation involving the Corporation or a subsidiary of the Corporation that would have the effect of increasing, directly or indirectly, the Interested Party’s voting power in the Corporation or such subsidiary.

(iv)      The term “Interested Party” shall mean and include (a) any individual, corporation, partnership, trust or other person or entity which, together with its affiliates and associates, is (or with respect to a Business Combination was within two years prior thereto) a beneficial owner of shares aggregating 20 per cent or more of the outstanding Common Stock of the Corporation, and (b) any affiliate or associate of any such individual, corporation, partnership, trust or other person or entity. For the purposes of determining whether a person is an Interested

Party the number of shares deemed to be outstanding shall include shares deemed beneficially owned through application of subclause (b) of the foregoing clause (ii) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(v)      The term “Substantial Part” shall mean, with respect to the assets of any corporation or other entity, assets having a fair market value equal to more than 10 per cent of the fair market value of the total assets of such corporation or other entity.

(vi)      The term “Continuing Director” shall mean a director who is not an affiliate of an Interested Party and who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Party involved in a Business Combination became an Interested Party, and any successor to a Continuing Director who is not such an affiliate and who is nominated to succeed a Continuing Director by a majority of the Continuing Directors in office at the time of such nomination.

(vii)      For the purposes of paragraph (3) of this Article NINTH, the term “other consideration to be received” shall include without limitation Common Stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

The provisions of this Article NINTH shall be construed liberally to the end that the consideration paid to holders whose Common Stock is acquired by an Interested Party in connection with a Business Combination to which paragraph (3) is applicable shall be not less favorable than that paid by such Interested Party to holders of such Common Stock prior to such Business Combination. Nothing contained in this Article NINTH shall be construed to relieve any Interested Party from any fiduciary duties or obligations imposed by law, nor shall anything herein be deemed to supersede any vote of holders of any class of stock other than Common Stock that shall be required by law or by or pursuant to this Certificate of Incorporation or the Bylaws of the Corporation.

Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of the holders of 85 per cent or more of the shares of the then outstanding Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article NINTH.

TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above Article EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

EXHIBIT A

CERTIFICATE OF DESIGNATION

OF

SERIES D PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

STRATUS PROPERTIES INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned hereby certifies that the following resolution was duly adopted by the board of directors of Stratus Properties Inc., a Delaware corporation (the “Corporation”), on September 21, 2020:

RESOLVED, that pursuant to the authority vested in the board of directors of the Corporation (the “Board”) by the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), the Board hereby creates, authorizes and provides for the issue of a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated “Series D Participating Cumulative Preferred Stock” (hereinafter referred to as the “Series D Preferred Stock”), initially consisting of 150,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations or restrictions of the Series D Preferred Stock are not stated and expressed in the Charter, hereby fixes and herein states and expresses such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series D Participating Cumulative Preferred Stock,” and the number of shares constituting such series shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.

Section 2. Dividends and Distributions.

(a)      Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation, at any time after September 22, 2020 (the “Rights Declaration Date”), (x) declares any dividend on

Common Stock payable in shares of Common Stock, (y) subdivides the outstanding Common Stock or (z) combines the outstanding Common Stock into a smaller number of shares, then in each case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)      The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in Section 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior to and superior to the shares of Series D Preferred Stock with respect to dividends, a dividend of $1.00 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)      Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series D Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either case such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(a)      Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)      Except as otherwise provided herein or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)      Except as set forth herein or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a)      Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 above are in arrears, thereafter and until all accrued and unpaid dividends

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and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)      declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(ii)      declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)      redeem or purchase or otherwise acquire for consideration shares of any capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards or (y) the amount of withholding taxes owed by the holder of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) such purchases necessary to satisfy the issuance of any shares upon the exercise or to satisfy the vesting and settlement of any options, warrants or similar rights or other equity awards pursuant to the terms of the Corporation’s equity plans maintained for the benefit its employees, directors and other service providers; or (C) the repurchase, redemption or other acquisition or retirement for value of any such shares from employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreement pursuant to which such shares were acquired; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any capital stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock; or

(iv)      purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of capital stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a) above, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(a)      Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series D Liquidation Preference”). Following the payment of the full amount of the Series D Liquidation Preference, no additional

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distributions shall be made to the holders of shares of Series D Preferred Stock unless, prior thereto, the holders of shares of Common Stock have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in Section 6(c) below to reflect such events as stock splits, reverse stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series D Preferred Stock and Common Stock, respectively, and the payment of liquidation preferences of all other shares of capital stock which rank prior to or on a parity with Series D Preferred Stock, holders of Series D Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b)      In the event, however, that there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series D Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c)      In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, Etc. In case the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged or changed. In the event the Corporation at any time after the Rights Declaration Date (a) declares any dividend on Common Stock payable in shares of Common Stock, (b) subdivides the outstanding Common Stock or (c) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series D Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series D Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series provides otherwise.

Section 10. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share that entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series D Preferred Stock.

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